Exhibit 5.1

DLA Piper LLP (US)

4365 Executive Drive

San Diego, California 92121-2133

T 858.677.1400

F 858.677.1401

October 8, 2014

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), of up to 13,500 units (the “Units”) for a purchase price of $1,000 per Unit, with each Unit consisting of one share of the Company’s Series A 3.6% Convertible Preferred Stock (the “Preferred Stock”), which shall be convertible into shares (the “Conversion Shares) of the Company’s common stock, par value of $0.001 per share (“Common Stock”), and warrants (the “Warrants”) to purchase up to a number of shares of Common Stock equal to 100% of the Conversion Shares (the “Warrant Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-195846) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein (the “Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”). Capitalized terms used in this opinion and not otherwise defined in this opinion shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplement, the Warrants, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company). With regard to the Conversion Shares and the Warrant Shares, we have assumed that, upon obtaining stockholder approval, a sufficient number of shares of Common Stock will be authorized and available for issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Preferred Stock has been duly and validly authorized and, when issued and sold pursuant to a securities purchase agreement by and between the Company and the purchasers identified on the signature pages thereto, dated October 8, 2014 (the “Purchase Agreement”), and in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold in accordance with the terms of the Warrants, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (iii) subject to Stockholder Approval, the Conversion Shares, when issued upon the conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation and receipt by the Company of the certificates representing the shares of Preferred Stock to be converted, will be validly issued, fully paid and nonassessable, and (iv) subject to Stockholder Approval, the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)